UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 26, 2013

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota		55445
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chairman of Board of Directors; Employment of Scott F. Drill

Effective March 26, 2013, the Board of Directors of Insignia Systems, Inc. (the “Company”) appointed Gordon F. Stofer as Chairman of the Board, consistent with its past practice of having a non-executive Chairman. Scott F. Drill, Chief Executive Officer (“CEO”) and Secretary, stepped down from the role of Chairman. Mr. Stofer has served on the Company’s Board of Directors since February 1990. Mr. Drill will remain as a member of the Board, CEO and Secretary.

Also effective March 26, 2013, the Company and Mr. Drill entered into an employment agreement through December 31, 2014 (“Employment Agreement”), at which time Mr. Drill’s employment with the Company will end. In addition, effective March 26, 2013, the Company and Mr. Drill entered into the First Amendment to his May 1, 2012 Amended Change in Control Severance Agreement (“First Amendment”). The material terms and conditions of the Employment Agreement and the First Amendment (together with the May 1, 2012 Amended Change in Control Severance Agreement, collectively, the “Change in Control Agreement”) are set forth below.

Executive Compensatory Arrangements

Employment Agreement/First Amendment to Amended Change in Control Agreement of
Scott F. Drill

Effective March 26, 2013, the Company and Mr. Drill entered into the Employment Agreement which generally provides that he will remain employed as CEO at his current annual base salary of $158,100 until December 31, 2014, or earlier, if the Board of Directors chooses to retain another CEO. The Employment Agreement also provides that Mr. Drill will no longer be eligible for annual cash incentive payments or stock option grants.

In the event the Company hires another CEO prior to December 31, 2014, Mr. Drill’s employment would continue through December 31, 2014, at the same base salary to perform such duties as assigned by the Board. Mr. Drill will transition certain operational duties to the Company’s President and COO, Glen P. Dall, and will focus on advice and consultation with senior management, participation in key customer relationships, and work with the Board on planning and strategy.

Mr. Drill’s employment is subject to termination for cause prior to December 31, 2014, as “Cause” is defined in the Employment Agreement. The Employment Agreement also provides that Mr. Drill is not eligible for any severance at the end of his employment, except in the event of a change in control as provided in the Change in Control Agreement.

By way of further clarification, effective March 26, 2013, the Company and Mr. Drill entered into the First Amendment to Mr. Drill’s May 1, 2012 Amended Change in Control Severance Agreement. The First Amendment provides, among other things, that in event of a “Change in Control” as defined in the Change in Control Agreement and subsequent termination of employment (including voluntary resignation but not due to death or Cause), Mr. Drill will receive a payment of two times his base salary. For purposes of the First Amendment only his base salary is defined as $316,200, resulting in a possible payment of approximately $632,400. The Change in Control Agreement further provides that Mr. Drill is eligible for a payment only in a limited circumstance. Finally, if the Company fails to satisfy the compensation terms of the Employment Agreement, the First Amendment will be null and void, and the terms and conditions of Mr. Drill’s May 1, 2012 Amended Change in Control Severance Agreement will once again be in effect.

The foregoing description of the Employment Agreement and the Change in Control Agreement is intended to be a summary only and is qualified in its entirety by reference to the Employment Agreement and the Change in Control Agreement, which are attached to this Current Report as Exhibits 10.1 and 10.2 and incorporated by reference as if fully set forth herein.

2013 Executive Officer Incentive Bonus Plan

On March 26, 2013, the Compensation Committee of the Company’s Board of Directors approved the 2013 Executive Officer Incentive Bonus Plan (“Executive Bonus Plan”). The employees eligible to participate in the Executive Bonus Plan are Mr. Dall and John C. Gonsior, the Company’s Vice President of Finance, Chief Financial Officer and Treasurer. The Executive Bonus Plan provides that each eligible employee may earn an annual cash bonus in a range of 5%-70% of his 2013 annual base salary if certain target levels of POPS revenue and corporate operating income are achieved by the Company in fiscal year 2013. If a minimum target level is not met in fiscal year 2013, the eligible employees will not earn a cash bonus.

All bonus calculations are subject to review and approval by the Compensation Committee prior to payment. In the event of a qualifying change in control, and subsequent triggering termination of employment, Mr. Dall and Mr. Gonsior would be eligible to receive a pro-rated lump sum distribution of incentive compensation, if applicable.

The foregoing description of the Executive Bonus Plan is intended to be a summary only and is qualified in its entirety by reference to the Executive Bonus Plan, which is attached to this Current Report as Exhibit 10.3 and incorporated by reference as if fully set forth herein.

Item 9.01.   Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description

10.1	Scott F. Drill Employment Agreement
10.2	Exhibit A to Scott F. Drill Employment Agreement (First Amendment to Amended Change in Control Severance Agreement together with May 1, 2012, Amended Change in Control Severance Agreement of Scott F. Drill)
10.3	2013 Executive Officer Incentive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)

Date: March 29, 2013	By:	/s/ John C. Gonsior
John C. Gonsior Vice President, Finance and CFO

EXHIBIT INDEX

Exhibit Number	Description

10.1	Scott F. Drill Employment Agreement
10.2	Exhibit A to Scott F. Drill Employment Agreement (First Amendment to Amended Change in Control Severance Agreement together with May 1, 2012, Amended Change in Control Severance Agreement of Scott F. Drill)
10.3	2013 Executive Officer Incentive Bonus Plan